Exhibit 10.5

MERCHANDISING LICENSE AGREEMENT REF. 2022_LA_ME-HOME_NV_5017

This Agreement, is entered into 28 July 2022, but will start retroactively as July 1, 2022 (“Effective Date”), by and between
LAFIG Belgium s.a., a Belgium company, having its principal office at Rue du Cerf 85, 1332 Genval, Belgium (hereinafter “LICENSOR”)
and	SRM ENTERTAINMENT INC having its principal office at 1061 E Indiantown Road Suite 110 33477 Jupiter United States (hereinafter “LICENSEE”)

RECITALS

I. STUDIO PEYO S.A., Chemin Frank-Thomas 36, 1208 Geneva – Post Box 6598 – 1211 Geneva 6, is the sole and exclusive owner of all right and title in and to the characters known by the name “THE SMURFS” created by the late Mr. Pierre Culliford, better known under the pseudonym “Peyo,” and in and to various original works of authorship relating to said characters, including all copyrights in and to such characters and works, and all rights in and to any U.S. or other copyright registrations relating thereto, including but not limited to those characters and works as identified on Schedule A, (collectively referred to as the “SMURF Works”) all by virtue of certain agreements with Mr. Pierre Culliford and his heirs including, but not limited to, the transfer of his pseudonym “Peyo” and all rights attached thereto; and STUDIO PEYO S.A. uses “Peyo” as a trade name in respect of its copyrights and the exploitation thereof.

II. STUDIO PEYO S.A. is the sole and exclusive owner of trademark rights in and to and relating to characters known by the name “THE SMURFS” along with trademark registrations relating thereto, including but not limited to those as identified on Schedule B, Part 1 (collectively referred to as the “SMURF Trademarks”).

III. LICENSOR acquired the exclusive exploitation rights of the SMURF Works and of the SMURF Trademarks from STUDIO PEYO S.A., for the Licensed Territory (as defined in Article 7), and has the power and authority to negotiate, conclude and grant license agreements, authorizing the use, manufacture, distribution, and sale of goods, along with related advertising, marketing and promotional materials, that incorporate or are otherwise based on one or more of the SMURF Works and/or SMURF Trademarks. LICENSOR has retained the rights of agent to assist in such exploitation of rights.

IV. LICENSOR desires to license the SMURF Works as specified in Schedule A (the, “Licensed Works”) and the SMURF Trademarks as specified in Schedule B Part 2 (the “Licensed Marks”) (the Licensed Works and Licensed Marks are collectively referred to as the “Licensed Works and Marks”), to LICENSEE subject to the terms set forth in this Agreement, including but not limited to LICENSOR’s right to control the quality of the goods and other materials bearing any of the Licensed Works and Marks.

V. LICENSEE wishes to use the Licensed Works and Marks in connection with the manufacture, sale, marketing, and distribution of certain article(s) as described in Article 3.2 (the “Licensed Products”) and certain promotional products as described in Article 4, if any (the “Promotional Products”), through specified channels of trade described in Article 7 (the “Licensed Channels of Trade”); has represented that it has the ability to do so in the Licensed Territory, and desires to obtain from LICENSOR a license for such use.

VI. LICENSOR is willing to grant LICENSEE licenses in connection with the Licensed Products and Promotional Products, subject to the terms set forth in this Agreement, including but not limited to LICENSOR’s right to control the quality of the Licensed Products and Promotional Products and other materials including or bearing any of the Licensed Works and Marks.

VII. LICENSOR desires to protect the integrity of the Licensed Works and Marks and to preserve STUDIO PEYO, S.A.’s rights therein.

VIII. LICENSEE, and LICENSOR recognize and agree that certain restrictions on LICENSEE’s use of the Licensed Works and Marks are necessary to ensure that the integrity thereof is preserved, that the fame and value of the Licensed Works and Marks is not diluted, that the Licensed Works and Marks are not subject to disrepute in the course of LICENSEE’S use thereof, that the reputations of STUDIO PEYO S.A., Peyo, and LICENSOR are not subject to disrepute, and that the ownership rights in the Licensed Works and Marks by STUDIO PEYO S.A. are preserved.

TITLE I: SPECIAL CONDITIONS

1	DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following meanings:

1.1	“Net Sales” shall mean the gross invoice amount billed to LICENSEE’S customers for any Licensed Products or Promotional Products sold by LICENSEE or otherwise distributed pursuant to this Agreement, less the following deductions: non-cash refunds and discounts actually allowed to customers for trade and quantity, return for damaged goods actually credited, but such deductions must actually appear on customer invoices or credit memoranda and shall not exceed, per quarter, ten percent (10%) of the Gross Invoiced Price of that particular Licensed Product. It is understood that the above mentioned credit against sales will be allowed only for actual returns of damaged goods, and that no credit against sales will be allowed on the basis of an accrual or reserve system. Deductions may also be made for amounts received from sales to LICENSOR for Licensed Products or Promotional Products and for sales taxes, if included in gross sales, collected from customers and remitted to the proper government authority. No deductions shall be made for non-collectible accounts, cash or other discounts, commissions, fees, taxes, assessments, impositions, payments, or expenses of any kind that may be incurred or paid by the LICENSEE, including but not limited to expenses incurred when manufacturing, selling, distributing, exploiting or promoting Licensed Products, Promotional Products and/or packaging therefore.

“Net Sales Price” shall mean the Net Sales per Licensed Product.

“Gross Invoiced Price” shall mean the gross pricing set by LICENSEE for a Licensed Product, before any discount, credit or other reduction (early payment discount, quantity discount, rebate etc…) which will be higher or equal to the aforesaid Net Sales price.

1.2	“Licensed Territory” shall mean the country or countries set forth in Article 7.

1.3	“Licensed Product” shall mean each unit of Licensed Products.

1.4	“Term” shall mean the duration of this Agreement as specified in Article 8.

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1.5	“Books and Records” shall mean such books and records or other documents belonging to LICENSEE necessary to fully and accurately disclose the nature and details of all activities undertaken under this Agreement by LICENSEE or any party acting at its direction, including, but not limited to, production, inventory, marketing, promotion and sales records inclusive of records to calculate all Royalties due under this Agreement.

1.6	Any “Approval” required by this Agreement to be obtained from LICENSOR shall mean an approval in writing in accordance with Article 19.

1.7	For purposes of this Agreement, a Licensed Product or Promotional Product shall be considered “sold” on the date when such Licensed Product or Promotional Product is billed, invoiced, shipped, distributed, paid for (including advance payments received by LICENSEE before such Licensed Product or Promotional Product is shipped), or when any other value in exchange for the Licensed Product or Promotional Product is received by LICENSEE, whichever event occurs first.

1.8	“Confidential Information” means all materials, trade secrets, or other information, including, without limitation, materials regarding a Party’s products, business information, or objectives, which is designated as confidential in writing by the disclosing Party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such material, trade secret, or other information is disclosed by the disclosing Party to the other Party. Notwithstanding the foregoing to the contrary, materials, trade secrets, or other information in writing without an appropriate letter, stamp, or legend, shall constitute Confidential Information if the disclosing Party, within thirty (30) days after such disclosure, delivers to the other Party a written document or documents describing the materials, trade secrets, or other information and referencing the place and date of such oral, visual, or written disclosure and the names of the persons to whom such disclosure was made. Notwithstanding the foregoing, the financial conditions of this Agreement are “Confidential Information” and cannot be disclosed.

1.9	“Agreement” shall mean this Merchandising License Agreement, along with all schedules referenced herein that are hereby incorporated by reference, and as may be amended from time to time in accordance with Article 40.2 of this Agreement.

2	ARTWORK / TRADEMARK / LANGUAGE USE REQUIREMENTS:

2.1	ARTWORK USE REQUIREMENTS

All Styleguides :	Quantity of high resolution downloads
New TV Series	100
Fashion (*)	100
3D	100
Classic	100
Themed (*)	100
New Movie (**)	100

(*) Access to the Fashion Styleguide and the Sustainable assets included in the Themed Styleguide shall be solely authorized while such assets are appropriate for use together with the LICENSED PRODUCTS.

(**) Access to the New Movie Styleguide, when available and if available during the TERM, shall be subject to LICENSOR’s express written approval.

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If an access is granted to more than one Style Guide, the Statement of Account set forth under section 17.2. of the Agreement shall be separated on a style guide-by-style guide basis. If LICENSEE uses artwork illustrations involving the declaration of talent rights together with the Licensed Products, Promotional Products and/or packaging therefore LICENSOR shall immediately inform LICENSEE upon artwork submission and LICENSEE shall mention it in the Statement of Account as set forth under Article 17.2 of the Agreement.

LICENSEE agrees to develop a consistent line of Licensed Products recognizable by the constant global look of the packaging, hangtags, hand tags and other labels, as approved by LICENSOR including all drawings chosen by LICENSEE.

More drawings or tailor made artwork other than that set forth in the “Classic Styleguide” can be used by LICENSEE if agreed on in writing by both Parties. Any such additional drawings or artwork may only be created by LICENSOR, unless otherwise expressly agreed to by LICENSOR in writing. For tailor made artwork to be provided by LICENSOR. LICENSOR will provide LICENSEE with a separate price quotation for the fee to be charged for LICENSOR’s services in making tailor made artwork for LICENSEE’S acceptance. Any such artwork shall be deemed to be part of the Licensed Works and subject to the applicable terms of this Agreement.

2.2	TRADEMARK USE REQUIREMENTS

The Licensed Marks are limited to those specified in Schedule B and may be used only in compliance with LICENSORs Trademark guidelines.

2.3	LANGUAGE USE REQUIREMENTS

All texts on the Licensed Products and on their packaging, or on documents related to the Licensed Products, will be in English only.

3	PRODUCTS

3.1	PRODUCT CATEGORY

The product category(ies) and product type(s) are defined as follows :

Product Category	Product type(s)
HOME	Tableware

3.2	Licensed PRODUCTS

- Sip with Me Cup

4	PREMIUMS - PROMOTIONAL PRODUCTS

Subject to the conditions set forth in Article 12, the license granted by this agreement does include the possibility to distribute PREMIUMS representing the LICENSED WORK with the PRODUCTS.

5	MEDIA ADVERTISING

The license granted by this agreement includes the possibility to advertise the Licensed Products in the media.

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6	LICENSE TYPE

The license granted by this agreement is NON EXCLUSIVE.

7	LICENSED TERRITORI(E)S AND CHANNELS OF TRADE

7.1	LICENSED TERRITORI(E)S:

United States.

7.2	LICENSED CHANNEL OF TRADE:

Toy stores, Specialty Stores, Online (delivery limited to Licensed Territory), Mass market stores, Super & Hypermarkets, Gift Channels, Department Stores & Mid Tier, Book Retailers and Airport Stores & Duty Free Shops only.

All the Channels of Trade not listed above are expressly not authorized.

Except explicitly authorized in writing by Licensor, the sales of the Licensed Products through value retailers & discount stores, free, amusement and theme parks, Family entertainment centers, Smurf themed events such as ticketed live shows, any concept stores related to the above, and vending machines are not included in the Licensed Channels of Trade included in the license granted by this agreement.

Moreover, LICENSEE shall not sell or distribute the Licensed Products for advertising-, promotional- or similar purposes or as premiums (e.g. gifts or bonuses) or sales bundled to other products or for similar purposes.

LICENSEE shall take reasonable steps to ensure that Licensed Products will be sold exclusively through the authorized channels of distribution, e.g. it shall only sell to wholesalers who are generally selling exclusively to retailers selling to the public, or to retailers selling to the public.

Distribution of a Licensed Product through Discount Stores, Value Retailers and Dollar Stores or other Off-Price channels and Close Out Stores is authorized after one-year distribution of the reference through traditional full-price channels.

Throughout the Term of this Agreement and any Sell-Off Period, Licensee agrees to refrain from “dumping” the Licensed Products in the market place, whatever the Licensed Channels of Trade may be. “Dumping” shall mean the distribution of Licensed Products at volumes significantly above Licensee’s prior sales practices with respect to the Licensed Products and at price levels so far below prior sales practices with respect to the Licensed Products as to disparage the Licensed Products; provided however, that nothing contained herein shall be deemed to restrict LICENSEE’s ability to set prices at its own unfettered discretion.

8	DURATION OF THE AGREEMENT

8.1	TERM AND SELL-OFF PERIOD:

Term: The Term of this Agreement will begin on July 1, 2022 and will end on December 31, 2024.(“Initial Term”), unless sooner terminated in accordance with Article 29 of the Agreement. The “Initial Term” and any Renewal Term(s) shall be referred to as the “Term”.

Sell-Off Period. Ninety (90) days.

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8.2	FIRST PLACEMENT DATE FOR FIRST YEAR FULL RANGE OF LICENSED PRODUCTS IN USA:

The products shall be placed on shelves before January 1, 2023

LICENSOR shall have the option (at its sole discretion) to terminate the Agreement in respect of the relevant Licensed Product(s) and in respect of the relevant Territory(ies), meaning that all rights in respect of such Licensed Product(s) in such Territory (ies) shall revert to LICENSOR if LICENSEE fails to achieve the Projected Sales target as set out in the License Proposal’s Marketing Plan six months after the above mentioned placing on sale date for the applicable Licensed Product(s) (“Projected Sales”) in the applicable Territory. If LICENSOR wishes to exercise its options as set out in this paragraph, it shall provide LICENSEE with at least thirty (30) days’ written notice in advance of exercising such option. If the exercise of such option means that the Agreement in respect of all Licensed Products and in respect of all Territories terminates, the Agreement will be deemed prematurely terminated in its entirety as per Article 29.

9	FINANCIAL CONDITIONS

9.1	ROYALTIES

LICENSEE undertakes to pay to LICENSOR, a proportional royalty of: 14 % calculated on the Net Sales.

However, the above rate shall be 16 % of LICENSEE’S FOB Sales on those sales.

9.2	MINIMUM GUARANTEE

Amount of the minimum guarantee 20,000.00 - USD

Payment Schedule :

10,000.00 - USD upon signature of this Agreement 10,000.00 - USD at the latest on December 1, 2023.

9.3	ROYALTIES ON PREMIUMS

In case LICENSEE will distribute Premiums with the PRODUCTS, a royalty rate of 12% will be calculated on the net purchase price excluding taxes of such premiums.

9.4	ROYALTIES ON THE MEDIA BUDGET

In case LICENSEE will make media advertising, a royalty rate of 5% will be calculated on the gross media budget for above-the-line advertising, including but not limited to television, radio, internet, cinema, outdoor and bus shelters advertising.

9.5	ROYALTY STATEMENT

The royalty statements are due quarterly.

10	COPIES IN SUPPORT

	Author samples due to
Product	LICENSOR	AGENT
Sip with Me Cup	6	3

The samples for LICENSOR shall be sent to the adresses indicated in this agreement.

The samples for the parties AGENT shall be sent to the following address:

VIACOM INTERNATIONAL INC.

1515 Broadway

10036 New York

United States

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11	ADDRESSES

11.1	ADDRESS FOR NOTICE

To LICENSOR:	LAFIG Belgium s.a., Rue du Cerf 85, 1332 Genval, Belgium
Attention	:Brigitte Ickmans with email copy to anne.questiaux@smurf.com

To LICENSEE	SRM ENTERTAINMENT INC having its principal office at 1061 E Indiantown Road Suite 110 33477 Jupiter United States
Attention	rebecca@srmentertainment.com

11.2	MATERIAL CHANGE IN MANAGEMENT

SRM ENTERTAINMENT INC having its principal office at 1061 E Indiantown Road Suite 110 33477 Jupiter United States
Manager	rebecca@srmentertainment.com

11.3	BANK ROUTING INFORMATION

Bank name	ING BELGIUM SA/NV
ACCOUNT OFFICE BUSINESS CENTER BRUSSELS
Bank Address	RUE DU CHAMP DE MARS 23 1050 BRUXELLES
Account Name	Lafig Belgium
Account Number	310-1958638-03
Bank Routing Number	BE21 3101 9586 3803
Swift Code	BBRUBEBB

12	PLACEMENT AND FORM OF MARKETING AND NOTICES

All Licensed Products, Promotional Products and their packaging or documents related thereto shall bear the Smurf logo in the language(s) of the TERRITORY, except otherwise agreed on in Schedule B part 2 and during the approval process.

All Licensed Products, Promotional Products their packaging or documents related thereto shall bear the following trademark label (minimum size: 17 mm diameter), except otherwise agreed on in Schedule B part 2 and during the approval process:

All Licensed Products, Promotional Products shall bear the following hologram:

The Licensed Products, Promotional Products, their packaging or documents related thereto shall bear the following copyright notice:

The formula will be revised from year to year, as advised by LICENSOR to LICENSEE in writing or otherwise agreed during the approval process.

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13	INSURANCE LIMITS AND COVERAGE

LICENSEE shall, at its own cost and expense, obtain and maintain in full force and effect throughout the Term of this Agreement and for three (3) year thereafter the following policies:

(1) Commercial General Liability insurance coverage (including without limitation product liability, contractual liability, death and bodily injury liability, personal injury liability, advertising liability and property damage liability) such CGL policy shall provide amongst others protection against any and all claims, demands and causes of action arising out of any defects or failure to perform—alleged or otherwise—of the Licensed Products, the Promotional Products, packaging therefore, the holograms or any material used in connection therewith or any use thereof, and against any and all claims, demands and causes of action arising out of LICENSEE’s manufacture, offer for sale, sale, advertisement, promotion, shipment and/or distribution of the Licensed Products, the Promotional Products, packaging therefore, the holograms or any material used in connection therewith or any use thereof or related use of the Licensed Marks and Works and

(2) Errors and Omissions insurance (including without limitation coverage for copyright/trademark infringement, rights of privacy, libel, slander, Internet liability, personal injury and all other coverage customary under an Errors and Omissions).

LICENSEE shall have endorsed to the above liability policies as additional insureds all of the following: LICENSOR and respective parent(s), subsidiaries, licensees, successors, related and affiliated companies, and each of their respective officers, directors, employees, agents, representatives and assigns (“Additional Insureds”). LICENSEE’s policies will have an endorsement that states the above policies are primary and insurance maintained by LICENSOR and any other Additional Insureds are non-contributory and shall have a waiver of subrogation endorsed in favor of the Additional Insureds.

Such insurance shall be underwritten by insurers satisfactory to LICENSOR, and for the Commercial General Liability insurance shall be written for limits and coverage of not less than $5.000.000 U.S. Dollars (five million USD) in the aggregate, $2,000,000 U.S. Dollars (two million USD) each occurrence, and for the Errors and Omissions insurance shall be written for limits and coverage of not less than $5,000,000 U.S. Dollars (five million USD) in the aggregate, $3,000,000 U.S. Dollars (three million USD) each occurrence, it being understood that LICENSOR and any Additional Insureds are not responsible for any deductible amounts on LICENSEE’s insurance policies. Coverage shall be on an occurrence rather than a claims-made basis. LICENSEE’s insurance carriers will be licensed to do business in all the states/countries where LICENSEE does business.

LICENSEE shall furnish LICENSOR promptly, and no later than thirty (30) days after the execution of this agreement, with the certificates of insurance stating thereon the limits of liability, the period of coverage, the Parties insured and the insurer’s agreement not to terminate or materially modify such insurance without endeavoring to notify LICENSOR in writing via certified mail, return receipt requested, at least ten (10) days before such termination or modification. In no event shall LICENSEE make any use of the Licensed Marks and Works before LICENSOR’s receipt of such insurance certificates, nor manufacture, offer for sale, sell, advertise, promote, ship and/or distribute the Licensed Products or Promotional Products.

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TITLE II: GENERAL CONDITIONS

14	GRANT

During the term of this Agreement, LICENSOR grants to LICENSEE, subject to the terms and conditions of this Agreement, a personal, non-transferable, non-assignable license, without the right to grant sub-licenses (except as expressly set forth herein), to use the Licensed Works and Marks (including any LICENSEE Works as defined in Article 19.6) on the Licensed Products and/or Promotional Products, and in connection with the marketing, promotion, distribution and sale thereof through the Licensed Channels of Trade in the Licensed Territory.

15	TERM AND RENEWALS

15.1	The Agreement shall commence on the Effective Date and continue until expiration of the Term, except in the event of earlier termination in accordance with the provision of Article 29 herein.

15.2	This Agreement may only be renewed upon written mutual agreement of the Parties, such agreement to be made in writing signed by the Parties prior to three (3) months from the end of the then-current Term of this Agreement, specifying the agreed-upon renewal period (“Renewal Term”). In the absence of any written agreement under which this Agreement is renewed, should the Parties, through their course of conduct continue to act under the terms of this Agreement after its expiration, any such continued course of conduct shall not be considered to constitute a renewal and LICENSOR or LICENSEE may at any time thereafter, upon thirty (30) days written notice to the other Party, require the cessation of any further actions or activity with respect to the Agreement. Any continued course of action undertaken by the Parties shall, in all respects, be subject to the terms of this Agreement including Article 16. For purposes of clarity, should the Agreement be terminated by either Party, any continued conduct on the part of LICENSEE under the terms of this Agreement (other than as expressly required) shall be deemed a violation of LICENSOR’s rights and shall not be permitted unless otherwise expressly agreed to by the Parties in writing.

16	ROYALTIES

16.1	For the Term of this Agreement, LICENSEE shall pay to LICENSOR the following amounts (collectively, “Royalties”): (a) non-refundable guaranteed minimum royalties in the amounts and on the dates as set forth in Article 9.2. (“Guaranteed Minimum Royalties”); (b) a non-refundable advance on Guaranteed Minimum Royalties in the amount and on the date as set forth in Article 9.3. (“Advanced Royalties”), which shall be deducted from those Guaranteed Minimum Royalties due LICENSOR during the Term of this Agreement until there is a zero balance; and (c) royalties in the amounts as set forth in Article 9.1. in excess of the Guaranteed Minimum Royalties (“Product Royalties”). All Royalties and other amounts due to LICENSOR under this Agreement shall be paid in accordance with Article 17.

16.2	If LICENSEE sells or transfers any Licensed Products or Promotional Products to any party affiliated with, or directly or indirectly related to or under common control of LICENSEE, or distributes Licensed Products on a “no charge” basis for promotional marketing or goodwill purposes, at a price less than the average price of the respective Licensed Product or Promotional Product charged to other customers in the applicable quarterly period, or if billed price for the Licensed Products is less than the average price of the respective Licensed Product or Promotional Product charged to other customers in the applicable quarterly period and the LICENSEE receives other compensation attributable to the distribution of the Licensed Products separate from the price which appears on the respective invoice, the Product Royalties payable to LICENSOR on such sales or transfers shall be computed based on Net Sales Price for the respective Licensed Product or Promotional Product during the applicable quarterly period.

16.3	Where LICENSEE does not prepare an invoice for any sale, distribution, or transfer of any Licensed Products or Promotional Products, the royalty is to be calculated based on the Net Sales Price for such Licensed Product or Promotional Product during the applicable quarterly period, except for a reasonable number of samples which may be given away in the normal course of business, not to exceed two percent (2%) of LICENSEE’S total production of Licensed Products or Promotional Products, respectively.

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17	ROYALTY PAYMENT AND REPORTING

17.1	Unless payment dates are otherwise specified in Article 9.2. and 9.3., LICENSEE shall pay LICENSOR the Guaranteed Minimum Royalties and any Product Royalties due under this Agreement quarterly as set forth below. The first quarter ends March 31; the second quarter ends June 30; the third quarter ends September 30; and the fourth quarter ends December 31.

17.2	A Statement of Account including the information set forth below shall be provided by LICENSEE to LICENSOR within fourteen (14) days after the end of each quarter and shall be certified by an officer or director of LICENSEE that it is true and accurate. The Statement of Account for each fourth quarter during the Term shall also provide the information identified below on a company by company basis limited to the top 25 companies or all customers with purchases greater than $10,000, whichever is greater, during the applicable quarterly period. Each quarterly Statement of Account, shall include: the number of units of each Licensed Product and Promotional Product manufactured, purchased, distributed and/or sold during that quarter, along with cost per unit to LICENSEE and Net Sales Price on which the royalty will be calculated for the quarter; the net purchase price paid by LICENSEE, excluding tax, for each Promotional Product during the quarter; the total gross amounts billed by LICENSEE to its customers and total Net Sales of each Licensed Product and Promotional Product distributed by LICENSEE during the quarter, the discounts provided per Licensed Product and the total cost for all media buys by or on behalf of LICENSEE for promotions, advertising and/or marketing of the Licensed Products or Promotional Products (“Media Buys”) during the quarter. If the Licensed Territory covers more than one country, accounting statements shall be separated on a country-by-country basis.

17.3	Payments shall be remitted by LICENSEE to LICENSOR no later than thirty (30) days after the end of the applicable quarter. LICENSEE shall send all payments and statements to LICENSOR at the address set forth in Article 11.1. or at such other address as LICENSOR may designate in writing from time to time. All amounts to be paid by LICENSEE to LICENSOR under this Agreement shall be payable in the currency defined in Article 9.4.by electronic transfer without deductions for foreign currency exchange fluctuations, transfer fees, taxes (except withholding taxes according to the applicable bi-lateral double taxation conventions), levies, duties, imports, commissions, expenses or charges of any kind.

17.4	Neither the receipt nor acceptance by LICENSOR of any payment or Statement of Account shall prevent LICENSOR from subsequently challenging the sufficiency, accuracy, or validity of such payment or statement.

17.5	LICENSOR may immediately impose a charge of all overdue Royalty payments at a rate equal to one and one-quarter percent (1.25%) per month or the maximum lesser rate allowed by law, without prejudice to any other rights of LICENSOR under this Agreement, and which shall be indivisible.

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17.6	During the Term of this Agreement and for at least two (2) years following the termination or expiration of this Agreement or of any further agreement intending to renew the present or to carry on the exploitation of the rights granted herein and concluded between the Parties, their subsidiaries, successors, related and affiliated companies or any other company owned or managed by a member of LICENSEE’s board or management, LICENSEE shall maintain Books and Records at LICENSEE’s principal office relating to the manufacture, purchase, marketing, promotion, distribution and/or sale of Licensed Products and Promotional Products, as well as relating to the number of holograms affixed to the Licensed Products and the number of holograms left in stock after termination or expiration of the Agreement, relating to LICENSEE’s Media Buys, and as are necessary to substantiate that (i) all statements submitted to LICENSOR hereunder were true, complete, and accurate, and (ii) all Royalties and other payments due LICENSOR hereunder shall have been paid to LICENSOR in accordance with the provisions of this Agreement. All Books and Records shall be maintained in accordance with generally accepted accounting principles consistently applied. During the Term of, and for two (2) years after the termination or expiration of this Agreement or of any further agreement intending to renew the present or to carry on the exploitation of the rights granted herein and concluded between the Parties, their subsidiaries, successors, related and affiliated companies or any other company owned or managed by a member of LICENSEE’s board or management, the Books and Records shall be open to inspection, audit, and copying by an individual audit or accounting firm on behalf of LICENSOR during LICENSEE’s regular business hours, upon prior reasonable notice to LICENSEE. It is understood and agreed that such information may be used in any proceeding based on LICENSEE’s failure to pay its Royalty obligations under this Agreement or for breach of any other terms of this Agreement. The cost of any such audit or inspection shall be borne by LICENSOR except that if any such audit reveals an underpayment of the Royalties owed to LICENSOR, LICENSEE shall pay such discrepancy, plus interest, from the date the payment should have been paid, calculated at the rate of one and one-quarter percent (1.25%) per month or the maximum lesser rate allowed by law. If such underpayment is more than five percent (5%) of the amounts due in the applicable quarterly period, LICENSEE shall reimburse LICENSOR for the cost of such audit.

18	MARKETING AND DISTRIBUTION

18.1	LICENSEE warrants that it shall use commercially reasonable efforts to effectively exploit the licensed rights granted herein, and promises to place the Licensed Products into bona fide distribution and sale in the Licensed Channels of Trade in commercially reasonable quantities throughout the Licensed Territory by the date of placing on sale set forth in Article 8.2. LICENSEE shall diligently and continuously market and distribute the Licensed Products in the Licensed Territory and will use its best efforts to make and maintain adequate arrangements for the maintenance of inventory and distribution necessary to meet the demand for such Licensed Products in the Licensed Territory. Failure by LICENSEE to meet the date of placing on sale or actively marketing and distributing Licensed Products shall be deemed a material breach of this Agreement. Without limiting the foregoing, LICENSEE agrees to engage in the specific advertising efforts, if any, identified in Article 5.1. Advertising Efforts, and to invest the amount of money, if any, specified in Article 5.2. Advertising Expenditures in the advertising and promotion of the Licensed Products.

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18.2	LICENSEE must obtain the prior, written consent of LICENSOR prior to engaging in any advertising, publicity, promotion of any Licensed Products and Promotional Products or otherwise including any of the Licensed Works and Marks. The procedure for submission to LICENSOR for approval shall be in conformity with the provisions regarding Approvals as set forth in Article 19.

18.3	LICENSEE shall distribute and sell the Licensed Products or Promotional Products outright at a competitive price, and not on approval, consignment, sale-or-return, or any similar basis, and further, only to jobbers, wholesalers and retailers for distribution and sale to retail stores and merchants in the Licensed Channels of Trade. LICENSEE shall not sell or otherwise distribute any of Licensed Products for the purpose of advertising, promotions, tied sales, bundled sales, publicity or promotional tie-ins or by way of premiums and shall not sell to wholesalers, retailers, canvassers, salesman or any others who will use, or whom LICENSEE has valid reason to presume that their intention is to use, any of the Licensed Products for advertising purposes or as gifts or bonuses, or for similar purposes, without the prior written consent of LICENSOR.

18.4	LICENSEE shall not use or authorize the use of any of the Licensed Works and Marks and/or any of the Licensed Products or Promotional Products in a manner which is immoral, scandalous, illegal, fraudulent or defamatory. Nor shall LICENSEE authorize the distribution of the Licensed Products in such points of sales or internet sites.

18.5	LICENSEE shall assume exclusive obligations and responsibility, as well as all financial charges, for the development, manufacture, packaging, advertising, storage, distribution, sales, dispatch, invoicing, payment and other activities concerning the Licensed Products and Promotional Products and its obligations under this Agreement.

18.6	LICENSEE shall obtain and maintain, at its own cost and expense, throughout the Term of this Agreement, insurance for limits and coverage as set forth in Article 13. The existence of the insurance shall not mitigate, alter, or waive the indemnity provisions of Article 31. LICENSEE shall be solely responsible for the payment of all premiums, taxes, assessments, or other costs for the insurance.

18.7	LICENSEE shall not use any of the Licensed Works and Marks for or in connection with the manufacture, marketing, sale or distribution of any product and/or service which is not authorized under the terms of this Agreement.

18.8	LICENSEE shall only use the Licensed Works and Marks in accordance with the applicable Artwork Usage Requirements and Trademark Use Requirements, as set forth Article 2.1. and 2.2. Upon any modification the Artwork Usage Requirements and/or Trademark Use Requirements, LICENSEE shall comply with the modified Artwork Usage Requirements and/or Trademark Use Requirement thirty (30) days after receipt of written notice of the modification; provided, however, that LICENSEE may distribute and sell any existing inventory of Licensed Products, Promotional Products and packaging therefore for a period of ninety (90) days after receipt of such written notice so long as same are in compliance with the applicable Artwork Usage Requirements and Trademark Usage Requirements in place at the time of manufacture and other terms of this Agreement.

18.9	LICENSEE shall not use any of the Licensed Marks and Works, or manufacture, advertise, distribute, or sell any of the Licensed Products and Promotional Products, by linking, integrating or associating them in any way, with other names, trademarks, characters or creative articles, or any other manufactured products, of whatever nature, which have not been authorized by this Agreement.

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18.10	All text, including the component “SMURF” or its translations, on the Licensed Products, Promotional Products, their packaging or documents related thereto, shall be in the English language only unless otherwise agreed in Schedule B part2 and Article 2.3.

18.11	LICENSEE shall not use the Licensed Marks and Works hereunder, nor authorize such use, outside the Licensed Territory and/or outside the Licensed Channels of Trade within the Licensed Territory, and shall abstain from the sale or other distribution of any Licensed Products, Promotional Products and/or packaging therefor to entities or persons whom LICENSEE knows or should know will resell or otherwise distribute such Licensed Products, Promotional Products and/or packaging therefor outside of the Licensed Territory and/or outside the Licensed Channels of Trade within the Licensed Territory; provided however, it is understood that certain advertisements, promotions or other uses authorized under this Agreement directed to the Licensed Territory and the Licensed Channels of Trade may incidentally be viewed by persons or entities outside the Licensed Territory and/or the Licensed Channels of Trade. In connection with any such advertisement, promotions or other use authorized under this Agreement directed to the Licensed Territory and the Licensed Channels of Trade that may be received, accessed or otherwise viewed outside of the Licensed Territory or the Licensed Channels of Trade, such advertising and promotion shall specify that the Licensed Products and Promotional Products are only available within the Licensed Territory in the Licensed Channels of Trade and, so long as the foregoing is complied with and such advertising or promotion is not directed outside the Licensed Territory and/or outside the Licensed Channels of Trade, such advertising, promotion or other use shall not be deemed a breach of this Agreement.

18.12	LICENSEE agrees that LICENSOR may purchase amounts of Licensed Products or Promotional Products from LICENSEE at LICENSEE’s cost plus a 10% mark-up (such cost to be confirmed by competent written evidence) and LICENSOR may use, distribute and/or resell such purchased items in its sole discretion, including but not limited to for use as premiums.

19	QUALITY CONTROL, SAMPLES AND APPROVAL

19.1	Purpose of Quality Control. In order to maintain the high quality and reputation associated with the SMURF Works and SMURF Trademarks and to preserve and maintain the moral rights of the author of the SMURF Works, all Licensed Products, Promotional Products, packaging relating thereto, and any other materials bearing any of the Licensed Works and Marks must be supplied to LICENSOR and have LICENSOR’s prior Approval. For each variety of Licensed Product, Promotional Product, packaging or other material, such Approval must be obtained for each of three stages: (1) concept, (2) pre-production, and (3) final production.

19.2	Concept Approval. Prior to creating or designing any Licensed Product, Promotional Product, packaging therefore or any other materials bearing any of the Licensed Works and Marks, LICENSEE shall provide LICENSOR for its approval written notice detailing the proposed concept for same, including but not limited to the specific use proposed, the particular Licensed Works and Marks to be used, the dates of planned distribution or use, locations for distribution or use, trade channels for distribution or use, estimated number of units to be distributed or used, and estimated sales, as applicable. LICENSEE shall seek concept approval from LICENSOR at least three months before the planned start of manufacture of a Licensed Product, Promotional Product, packaging therefor or commencement of a promotional campaign.

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19.3	Pre-Production Stage Samples Approval. LICENSEE shall submit in duplicate to LICENSOR for Approval a pre-production sample or prototype of any proposed Licensed Products or Promotional Products, including the packaging relating thereto, if any, and any other proposed materials bearing any of the Licensed Works and Marks. LICENSEE shall not manufacture (other than the manufacture of samples or prototypes for LICENSOR’s approval), use, sell, market, distribute or sell any of the foregoing without having first obtained LICENSOR’s Approval of samples or prototypes thereof. Following Approval or withholding of Approval by LICENSOR, LICENSOR shall keep a copy of any pre-production sample or prototype and return the other copy to LICENSEE. Any and all such samples and prototypes may not be sold or otherwise distributed by LICENSEE.

19.4	Final Production Approval. Upon final production and prior to distribution, unless otherwise specified in Article 10, LICENSEE agrees to provide upon production at least three (3) samples of each reference of the final Licensed Products, Promotional Products, packaging material, or other materials bearing any of the Licensed Works and Marks, at no cost to LICENSOR, for LICENSOR’s quality control inspection and approval.

19.5	All original illustrations, drawings, lithographs, styles of writing, slogans, text, digital files and the like incorporating any of the Licensed Works and Marks shall be created by LICENSOR unless otherwise agreed to by LICENSOR in writing. All such originals and all rights in such originals shall remain the property of LICENSOR. In the case that the Parties agree in writing that LICENSEE will create original illustrations, drawings, styles of writing and the like incorporating any of the Licensed Works and Marks, LICENSEE shall ensure that all adaptations of the Licensed Works and Marks are faithful to such specimens which are provided to LICENSOR by LICENSEE, and that the procedures set forth in this Agreement regarding Approvals will be respected scrupulously. LICENSEE shall not permit any third party to create any original illustrations, drawings, styles of writing, slogans, text, copies of lithographs on film and the like incorporating any of the Licensed Works and Marks except pursuant to a separate written agreement with LICENSOR and such third party.

19.6	Upon creation by LICENSEE of any original illustrations, drawings, styles of writing, slogans, text, lithographs and the like, in any medium now existing or later developed, under this Agreement, incorporating, based on and/or derived from any one or more of the Licensed Works and Marks pursuant to Schedule A. and B. (“LICENSEE Works”), such originals and all rights therein shall become the property of LICENSOR and shall be deemed to be Licensed Works and subject to the terms of this Agreement applicable to Licensed Works. All right and title, including all intellectual property and other proprietary rights therein (including all copyright, trademark and patent rights), are hereby irrevocably assigned to LICENSOR. LICENSOR shall be free to use and exploit such LICENSEE Works. LICENSEE represents and warrants to LICENSOR that the LICENSEE Works do not infringe or misappropriate the copyrights, trademarks, rights of publicity or any other rights of third parties and that LICESEE has the right to grant and will not contest the assignment of rights therein to LICENSOR. LICENSEE will indemnify and hold harmless LICENSOR for all third party claims with regard to the LICENSEE Works. Further, the term “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty. LICENSEE irrevocably assigns to LICENSOR any and all Moral Rights that LICENSEE may have in any LICENSEE Works to the extent assignable, and LICENSEE further hereby forever waives and agrees never to assert or cause to be asserted against LICENSOR, its successors or licensees any and all Moral Rights that LICENSEE or its employees or authorized sub-contractors may have in any LICENSEE Works, even after expiration or termination of the Term of this Agreement. Without limiting any other terms of this Agreement, LICENSEE agrees to cooperate with and assist LICENSOR in exercising and enforcing its rights in the LICENSEE Works, as reasonably requested by LICENSOR and at LICENSOR’s cost and expense, including executing further documents to confirm the terms of this Agreement.

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19.7	All LICENSOR Approvals contemplated by this Agreement shall be made within ten (10) working days, or longer period of time as reasonably requested by LICENSOR in writing, from the date LICENSOR receives the required submissions from LICENSEE. LICENSOR shall have the right to grant or to refuse Approval on artistic, pedagogic, aesthetic or safety grounds, because of the quantity of art already exploited by LICENSEE and/or the inconsistency of art exploited or on any other reasonable grounds. Refusal by LICENSOR shall not subject LICENSOR to any liability. If no Approval or disapproval is provided to LICENSEE by LICENSOR within said ten (10) day or longer period as reasonably requested by LICENSOR, the consent, sample or prototype, as applicable, shall be deemed to be disapproved. Any approvals given by Licensor’ approval department and artwork studio shall solely be with respect to the style, design, appearance, workmanship and/or quality of the submitted item. In no event shall any such approval be deemed to limit or release Licensee’s obligations set forth in the present Agreement, grant any rights to Licensee which are not expressly set forth in the Agreement, nor modify or amend the Agreement.

19.8	Quality Maintenance. LICENSEE shall maintain the same quality in the Licensed Products, Promotional Products, packaging relating thereto and any other materials bearing any of the Licensed Works and Marks produced, as in the production samples approved by LICENSOR. In addition, LICENSEE must deliver to LICENSOR, at LICENSEE’s sole cost, a reasonable number of supplementary samples, which may be reasonably requested by LICENSOR from time to time during the Term, it being understood that these samples may not be sold or marketed by LICENSOR. All samples furnished to LICENSOR shall not be subject to the payment of Royalties pursuant to Article 9.1.1.

19.9	LICENSEE shall not sell, market, distribute, or use for any purpose any Licensed Products, Promotional Products, packaging relating thereto or any other materials bearing any of the Licensed Works and Marks which are damaged, defective, seconds, or otherwise fail to meet LICENSOR’s specifications, quality standards, or the trademark or copyright usage and notice requirements set forth in this Agreement. If in LICENSOR’s opinion any Licensed Products, Promotional Products or packaging relating thereto are damaged, defective, seconds, fail to meet the quality standards reflected in the production samples approved by LICENSOR, or fail to meet the trademark or copyright usage and notice or hologram requirements of this Agreement, then upon LICENSOR’s demand, LICENSEE shall immediately cease all further manufacture and distribution of the same until the failure is corrected and LICENSOR approves the correction. If requested by LICENSOR, LICENSEE will recall any substandard Licensed Products, Promotional Products or packaging relating thereto, to LICENSEE’s warehouse or plant at LICENSEE’s sole expense. Any Licensed Products, Promotional Products or packaging that cannot be corrected so as to not be damaged or defective, to meet the quality standards reflected in the production samples approved by LICENSOR, and to meet the trademark or copyright usage and notice or hologram requirements, shall be destroyed at LICENSEE’s cost and LICENSEE shall provide to LICENSOR a certification signed by an independent third party attesting to the destruction of such Licensed Products, Promotional Products or packaging, including information as to the specific types and number of units of Licensed Products, Promotional Products and packaging destroyed.

19.10	Modifications After Acceptance of Production Samples. If during the Term of this Agreement there is to be any change in any Licensed Products, Promotional Products, packaging relating thereto, or other materials bearing any of the Licensed Works and Marks after the Approval of final production samples, LICENSEE must comply with the provisions of the present Article 19 for approval of the modified version before its manufacture, sale, marketing, or distribution.

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19.11	LICENSEE’s Production Facilities. LICENSEE agrees to furnish LICENSOR, promptly after the Effective Date and every six (6) months thereafter, with the addresses of LICENSEE’s then-current production facilities for all the Licensed Products, Promotional Products and packaging therefor and the names and addresses of the third persons or entities, if any, which are manufacturing each of the Licensed Products, Promotional Products and packaging for LICENSEE. LICENSOR shall have the unlimited right, upon reasonable notice to LICENSEE, at its own expense, to inspect during regular business hours, any production facilities where any Licensed Products, Promotional Products or packaging material relating thereto are being manufactured to enable LICENSOR to determine whether LICENSEE and its manufacturers, if any, are adhering to the requirements of this Agreement relating to the nature and quality of such items and the use of the Licensed Works and Marks in connection therewith.

20	RIGHTS IN THE LICENSED MARKS AND WORKS

20.1	LICENSEE shall make no use of any of the Licensed Works and Marks unless specifically permitted hereunder, nor shall it file any application for registration of any patents, copyrights, trademarks, or domain names for any form of the Licensed Works and Marks, including, but not limited to, any trademarks or works of authorship similar to any of the Licensed Works and Marks.

20.2	LICENSEE hereby expressly acknowledges that the rights and licenses granted to LICENSEE pursuant to this Agreement are non-exclusive (unless otherwise provided in Article 6), and grants a license of a limited character only. All rights, except those explicitly granted under the terms of this Agreement, shall be retained exclusively by STUDIO PEYO, S.A. and/or LICENSOR who may exploit the Licensed Works and Marks with absolute freedom. Without limiting the foregoing STUDIO PEYO, S.A. and/or LICENSOR reserve unto themselves and their designees the right to manufacture, distribute, offer for sale, sell, advertise, promote, display and otherwise exploit products similar and/or identical to the Licensed Products and/or Promotional Products for use in connection with the Licensed Works and Marks. LICENSEE shall not acquire and shall not claim any title to any of the Licensed Works and Marks by virtue of the rights granted hereunder to LICENSEE or through LICENSEE’s use of the Licensed Works and Marks, the Parties intending and agreeing that all use of the Licensed Works and Marks by LICENSEE shall inure to the benefit of STUDIO PEYO S.A. LICENSEE is expressly prohibited from making any use of, or reference to, the Licensed Works and Marks in connection with any on-line activities, except for on-line advertising or sales of the Licensed Products or Promotional Products, or except after a specific written agreement from LICENSOR.

20.3	Without limiting Article 6, LICENSOR reserves the right to license third parties to distribute any of the Licensed Products identified in Article 3 for promotional or premium purposes including without limitation distribution in the Licensed Territory. LICENSOR is under no obligation to report to LICENSEE the existence of negotiations for such promotional or premium licenses.

20.4	LICENSEE acknowledges the validity of and the rights of STUDIO PEYO S.A. and/or LICENSOR in the Licensed Works and Marks and shall not do or suffer to be done any act or thing which will prejudice or impair the rights of STUDIO PEYO S.A. and/or LICENSOR in and to any of the Licensed Works and Marks. LICENSEE shall not attack the title or rights of STUDIO PEYO S.A. in any of the Licensed Works and Marks either during the Term, or after the Term of this Agreement.

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20.5	LICENSEE acknowledges and agrees that the SMURF Works and SMURF Trademarks have come to symbolize the substantial goodwill and renown which STUDIO PEYO S.A. has developed in connection with its business, that such goodwill belongs exclusively to STUDIO PEYO S.A., and that the goodwill in the Licensed Works and Marks as used by LICENSEE inures solely to the benefit of STUDIO PEYO S.A.

20.6	LICENSEE agrees to assist LICENSOR, in the procurement and maintenance of STUDIO PEYO S.A.’s rights and goodwill in the Licensed Works and Marks and without limitation, in connection therewith, LICENSEE agrees to execute and deliver to LICENSOR in such form as LICENSOR may reasonably request all instruments necessary to effectuate copyright and trademark protection or to record LICENSEE as a registered user of any trademarks or to cancel any registered user recordal and if LICENSEE fails to execute such instruments, LICENSEE hereby appoints LICENSOR as its attorney-in-fact to do so on LICENSEE’s behalf. LICENSOR makes no warranty or representation that copyright or trademark protection shall be secured in the Licensed Works and Marks. At least ninety (90) days prior to the promotion, display or distribution of any of the Licensed Products and Promotional Products not previously offered by LICENSEE under this Agreement, LICENSEE must inquire of LICENSOR whether any documents and/or applications should be filed or recorded in the Licensed Territory. LICENSEE shall communicate all information in this regard to LICENSOR in writing.

21	INFRINGEMENT OF LICENSED WORKS AND MARKS

If LICENSEE learns of any infringement, misappropriation or other violation of any of the Licensed Works and Marks or of LICENSOR’s hologram or of the existence, use, or promotion of any mark or design confusingly or substantially similar to any of the SMURF Works and/or SMURF Trademarks, LICENSEE shall immediately notify LICENSOR. LICENSOR reserves the right, at its sole discretion, to institute legal proceedings or other action, or defense, if any shall be taken. LICENSOR shall not be liable to LICENSEE in any way whatsoever for failure to institute legal proceedings, or for failure to defend against legal proceedings. Any legal proceedings instituted pursuant to this Article shall be for the sole benefit of STUDIO PEYO S.A. and/or LICENSOR and all sums recovered in such proceedings, whether by judgment, settlement, or otherwise, shall be retained solely and exclusively by STUDIO PEYO S.A. and/or LICENSOR. LICENSEE may not institute any legal action with respect to any of the Licensed Works and Marks in its own name or otherwise, without the express written consent of LICENSOR, in LICENSOR’s sole discretion, and subject to LICENSEE using counsel mutually agreed to by LICENSEE and LICENSOR, LICENSEE paying for all costs and expenses associated with such action, and agreeing not to settle or other compromise such action without LICENSOR’s prior written consent (not to be unreasonably withheld or delayed). In any LICENSOR-approved action, LICENSOR agrees to cooperate with LICENSEE as reasonably requested by LICENSEE from time to time, at LICENSOR’s sole cost and expense, and LICENSEE may retain all sums recovered in such proceedings whether by judgment, settlement, or otherwise after reimbursing LICENSOR for its costs and expenses incurred in connection therewith.

22	COOPERATION WITH LICENSOR

LICENSEE agrees to cooperate with LICENSOR in the prosecution of any trademark or copyright application that LICENSOR may desire to file and in the conduct of any litigation or legal proceedings relating to any of the Licensed Works and Marks, including but not limited to being named as a party to any such proceeding, at LICENSOR’s cost and expense. Without limiting the foregoing, LICENSEE shall supply to LICENSOR such samples, containers, labels, sales information and similar material and, upon LICENSOR’s request, shall procure evidence, give testimony, and cooperate with LICENSOR as may reasonably be required in connection with any such application or litigation, or other legal proceedings.

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23	SCOPE OF AGREEMENT

This Agreement extends only to the Licensed Works and Marks, such to be used on Licensed Products, Promotional Products and packaging therefor and in connection with the marketing thereof through the Licensed Channels of Trade in the Licensed Territory during the Term, subject to the terms of this Agreement. However, from time to time, LICENSOR may add other Licensed Works and Marks to Schedule A and B Part 2 or other Licensed Products or Promotional Products to Article 3, and the Parties agree that by such action this Agreement shall automatically be amended without any further action on the part of either Party to include such additions.

24	COMPLIANCE WITH GOVERNMENT STANDARDS AND CODE OF CONDUCT

24.1	LICENSEE represents and warrants that the manufacture, packaging, importation, storage, distribution, marketing and sales of Licensed Products, Promotional Products, packaging and other materials bearing any of the Licensed Works and Marks undertaken by or on behalf of LICENSEE shall meet or exceed all applicable federal, state, and local laws, ordinances, standards, regulations, and guidelines pertaining to such products or activities (“Applicable Laws”), including, but not limited to, those pertaining to product safety, quality, labeling, propriety, privacy and security (including, but not limited to data security for PII (as defined below in Article 24.3.) and cybersecurity more generally). LICENSEE agrees that it will not package, market, advertise, sell, or distribute Licensed Products, Promotional Product, or cause or permit any Licensed Products, Promotional Products to be packaged, marketed, advertised, sold, or distributed, in violation of any such federal, state, or local law, ordinance, standard, regulation, or guideline, and that it shall comply with the Code of Conduct attached hereto as Schedule C.

24.2	LICENSEE covenants that its collection, assembly, storage and use of any and all data collected or generated in connection with any of the Licensed Products, Promotional Products or other use of the Licensed Works and Marks, including any data collected in connection with the promotion, distribution, sale or other offering of Licensed Products and Promotional Products or LICENSEE Sites (as defined below), (collectively “Data”) shall comply with all Applicable Laws. LICENSEE agrees to maintain and secure all Data, and networks and systems through which any Data can be accessed or on which any Data is stored, in accordance with Applicable Laws and then-current industry-standard privacy and security practices, including, but not limited to, the Payment Card Industry Data Security Standard (“PCI-DSS”) as applicable to payment card information. LICENSEE further agrees that its privacy and security policies and practices with regard to any and all websites or mobile applications owned or operated by or on behalf of LICENSEE and used in connection with the promotion, distribution, sale or other offering of Licensed Products or Promotional Products or other use of any Licensed Works and Marks (“LICENSEE Sites”) shall comply with Applicable Laws, then-current industry standard privacy and security practices, including, but not limited to PCI-DSS, and any other requirements as reasonably required by LICENSOR from time to time.

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24.3	LICENSEE acknowledges that it may receive or have access to personally identifiable information of prospective or actual purchasers and users of Licensed Products or Promotional Products or visitors of LICENSEE Sites, which for purposes of this Agreement only, means information relating to a (directly or indirectly) identified or identifiable person, including but not limited to, names, contact information like phone number, physical address and email address, credit card and financial information (if any), social security numbers, and online identifiers that could potentially be used to contact, serve an advertisement to, or track a user online such as Internet Protocol (“IP”) address, cookie ID, or device identifiers (collectively “PII”). Without limiting any other obligations of LICENSEE under this Agreement, LICENSEE shall with respect to PII that is in its possession or control:

24.3.1	maintain the privacy and security of all such PII consistent with this Agreement, then-current industry standard privacy and security practices, and all Applicable Laws relating to data protection and PII;

24.3.2	apply appropriate physical, technical and organizational security measures to protect PII against destruction, loss, alteration, unauthorized disclosure and/or access;

24.3.3	not co-mingle any PII with the any information unrelated to the Licensed Products and Promotional Products except consistent with, and as permitted by, LICENSEE’s own published privacy polic(ies) and as permitted by Applicable Laws;

24.3.4	require any subcontractors that receive or have access to PII to agree to maintain adequate policies, procedures and controls to ensure that such subcontractor will maintain and protect PII in the same manner LICENSEE is required to maintain and protect PII under this Agreement; and

24.3.5	in the event of any actual or attempted unauthorized access to the systems or networks of LICENSEE, or of the possession, use, knowledge, or disclosure of any PII resulting from such access, then LICENSEE shall:

24.3.5.1	promptly use reasonable efforts in investigating the occurrence of any such unauthorized possession, access, use knowledge, or disclosure;

24.3.5.2	promptly use commercially reasonable efforts to prevent a recurrence of any such unauthorized access, possession, use, knowledge, or disclosure of PII;

24.3.5.3	promptly notify affected individuals consistent with relevant Applicable Laws (relating to data breach notification, if implicated); except that for the avoidance of doubt, consistent with Section 6.2 of the Agreement, in no event shall LICENSEE make any such notice or public statement relating to any such unauthorized access, possession, use, knowledge or disclosure of PII that includes or mentions any of the Licensed Works and Marks, without the prior, written consent of Licensor; and

24.3.5.4	any costs that are incurred in connection with responding to or managing a breach of the security of PII shall be the sole responsibility of LICENSEE.

25	IDENTIFICATION

25.1	LICENSEE shall affix its own name or identifying mark to all Licensed Products and Promotional Products, as well as to all packaging, advertising or other marketing materials relating thereto; however, LICENSEE shall not do so in such a manner so as to disguise or obscure any of the Licensed Works and Marks and subject to the terms of this Agreement, including but not limited to Article 18.9.

25.2	LICENSEE shall affix to each Licensed Product, Promotional Product, and packaging material relating thereto, one or more of the Licensed Marks in the manner, place and format as specified in Article 12 and as otherwise requested by LICENSOR in writing; subject to the terms of this Agreement, including but not limited to the limitations in Article 18.8.

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25.3	LICENSOR may at any time request LICENSEE to affix a hologram, at LICENSEE’s cost, on the Licensed Products, Licensed Promotional Product or packaging therefore, to be sourced from the supplier specified by LICENSOR. This supplier will enter into an independent relationship with LICENSEE. However, LICENSOR is entitled to validate any order of holograms for more than 1 million units. LICENSEE shall follow the approval procedure set forth in Article 19 with regard to the placing of the hologram on the Licensed Products.

26	LICENSED WORKS AND MARKS OWNERSHIP AND NOTICES

26.1	LICENSEE’s use of any of the Licensed Marks shall, depending upon the directions provided by LICENSOR, in every instance be combined with one of the following notices: (i) “Reg. U.S. Pat. & TM. Off.”; (ii) “®”; (iii) “Registered in U.S. Patent and Trademark Office”; (iv) “Trademark of STUDIO PEYO S.A.”; (v) “™”; or (vi) such other similar language as shall have LICENSOR’s prior Approval. LICENSEE shall use one of the forms of notice in 14.1(i), (ii), (iii), or (vi) in association with a mark which is registered, as indicated in Schedule B or in a written notice from LICENSOR, and one of the forms of notice in 14.1 (iv), (v), or (vi) in association with marks which are not registered. LICENSEE shall not use any language or display the Licensed Marks in such a way as to create the impression that the Licensed Marks belong to LICENSEE. LICENSEE waives all claims to any rights in LICENSEE’s use, advertising, or display of the Licensed Marks beyond the limited permission to use the Licensed Marks granted in this Agreement.

26.2	All SMURF Works are owned by STUDIO PEYO S.A. and all Licensed Products, Promotional Products, their packaging or documents related thereto bearing any of the Licensed Works shall bear the copyright notice, placement and form as set forth in Article 12 or as otherwise requested by LICENSOR in writing.

27	NOTICE OF FIRST USE

Upon LICENSOR’s request, LICENSEE shall provide LICENSOR with a duplicate original of each of the first five (5) invoices for shipments in interstate commerce of each of the Licensed Products and the Promotional Products bearing each of the Licensed Marks and Works.

28	MANUFACTURER’S AGREEMENT

28.1	If any of the Licensed Products, Promotional Products or packaging therefore are to be manufactured for LICENSEE, LICENSEE shall, before authorizing such manufacture and before placing any orders with the proposed manufacturer, obtain LICENSOR’s approval in writing of any such manufacturer and comply with the remaining terms of this Article 28.

28.2	Any approved person or entity to manufacture any of the Licensed Products, Promotional Products or packaging therefore (“Approved Manufacturer”) shall be required to perform pursuant to a written agreement between LICENSEE and the Approved Manufacturer (“Manufacturer’s Agreement”) subject to the following terms and conditions of this Agreement, which shall apply to the approved subcontractor to the same extent as apply to LICENSEE under this Agreement, including but not limited to Sections 18.4-18.7, 18.9., 20, 21, 22, 24, 25.3, 35, and 38, and LICENSOR’s Code of Conduct attached hereto as Schedule C. Before entering into any such Manufacturer’s Agreement, LICENSEE shall provide a copy of the proposed Manufacturer’s Agreement to LICENSOR for approval and LICENSEE shall use commercially reasonable efforts to make any modifications thereto as reasonably requested by LICENSOR. LICENSEE shall be entitled to disapprove any Manufacturer’s Agreement should it not be in compliance with the terms set forth above. After approval by LICENSOR and execution thereof by LICENSEE, LICENSEE shall provide LICENSOR with a copy of such executed Manufacturer’s Agreement.

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28.3	Without limiting the foregoing, LICENSEE shall use best efforts to ensure that all Approved Manufacturers perform and comply with all applicable terms and conditions of this Agreement; provided, however, even if LICENSEE uses best efforts to cause Approved Manufacturers to perform and comply with all applicable terms of this Agreement included in the Manufacturer’s Agreement, such breach shall be deemed a breach of LICENSEE. Without limiting the foregoing, LICENSEE shall be sole liable for any damage created to any party that may result from the use of the holograms on LICENSEE’s Licensed Products, Promotional Product or packaging therefore. Without limiting the foregoing, LICENSEE shall monitor each Approved Manufacturer’s performance of its rights and obligations under this Agreement, use best efforts to ensure that the Approved Manufacturers manufacture only the amounts of Licensed Products, Promotional Products and packaging therefore as requested by LICENSEE, affixes holograms only on aforesaid products and packaging and deliver them to persons or entities only in accordance with the LICENSEE’s instructions. LICENSEE shall promptly report to LICENSOR if any Approved Manufacturer is manufacturing any Licensed Products, Promotional Products and/or packaging therefore in excess of amounts requested by LICENSEE, if the Approved Manufacturer uses holograms in breach of the foregoing instructions, and if the Approved Manufacturer is delivering any Licensed Products, Promotional Products or packaging therefore to any person or entity other than as instructed by the LICENSEE or if any Subcontractor is otherwise not in compliance with the terms of the Manufacturer’s Agreement.

28.4	Notwithstanding the foregoing, LICENSOR reserves the right to withdraw its approval of any Approved Manufacturer upon thirty (30) days’ notice to LICENSEE, and at the end of such thirty (30) day period, LICENSEE may no longer use such Approved Manufacturer to manufacture or otherwise perform any rights or obligations of LICENSEE under this Agreement and the applicable Manufacturer’s Agreement shall have been terminated. LICENSOR will give reasons for the withdrawal of its approval of such Approved Manufacturer and such reasons must not be unreasonable. Failure of LICENSEE to discontinue use of any manufacturer that is not approved, or no longer approved, by LICENSOR within such thirty (30) day period, will be considered a material breach of this Agreement and LICENSOR may immediately terminate the Agreement upon notice to LICENSEE.

28.5	LICENSEE shall be liable for any unauthorized use of holograms, voluntarily or by neglect, this use being known or unbeknown to the LICENSEE. Such use shall be considered as a breach of LICENSEE’s material obligation and shall entitle LICENSOR to terminate the Agreement immediately. In this respect LICENSEE shall ensure that each Approved Manufacturer shall strictly comply with the procedure communicated to LICENSEE by LICENSOR with regard to holograms and LICENSEE shall assist each Approved Manufacturer in its obligation to affix the holograms pursuant to said procedure.

29	TERMINATION

29.1	A Party which wishes to terminate this Agreement for a breach thereof by the other Party shall give written notice to the breaching Party specifying the breach. The breaching Party shall have twenty (20) days from receipt of the notice to cure the breach, except that a breach arising from failure to pay a Royalty or other monies must be cured within ten (10) days. If the breach is not cured within such twenty (20) day or, as applicable, ten (10) day period, then the Agreement shall automatically terminate unless the non-breaching Party specifies otherwise in writing.

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29.2	LICENSOR may at any time give notice of termination effective immediately if LICENSEE shall be unable to pay any obligations to LICENSOR when due, shall make any assignment or transfer of business capital for the benefit of creditors, or shall file a voluntary petition in bankruptcy, shall be adjudicated bankrupt or insolvent, shall have any receiver or trustee in bankruptcy or insolvency appointed for its business or property.

29.3	LICENSOR may at any time give notice of termination effective immediately if (a) LICENSEE takes any action that would damage or reflect adversely on STUDIO PEYO S.A. and/or LICENSOR and/or any of the SMURF Works and SMURF Trademarks; or (b) when LICENSEE has repeatedly failed (i.e. more than twice) to perform or meet any term, condition, or obligation of this Agreement, or make payment as provided for in this Agreement, whether or not such failures are corrected, upon notice thereof.

29.4	LICENSOR may for any reason demand adequate written assurance from LICENSEE of LICENSEE’s ability to perform any and all obligations required under the terms of this Agreement. After five (5) days from demand and until LICENSOR receives such assurance in writing, it may suspend its performance of this Agreement. If LICENSOR does not receive such written assurance within five (5) days after the date of its request therefor or within such other shorter period of time as LICENSOR may reasonably designate under the circumstances, the failure by LICENSEE to furnish such assurance will constitute a material breach which entitles LICENSOR to terminate this Agreement immediately.

30	POST-TERMINATION AND EXPIRATION RIGHTS AND OBLIGATIONS

30.1	Upon the expiration or termination of this Agreement, LICENSEE shall (a) immediately cease any and all use, manufacture, sales, marketing, and distribution of the Licensed Products, Promotional Products, and packaging relating thereto, and all other materials bearing any of the Licensed Works and Marks, except as otherwise set forth herein, (b) shall provide each Approved Manufacturer with notice of the termination or expiration of this Agreement and the applicable Manufacturer’s Agreement within ten (10) days of either (i) LICENSEE’s receipt of a notice of termination from LICENSOR, (ii) LICENSEE’s giving of a notice of termination to LICENSOR or (iii) expiration of the Agreement, (c) provide LICENSOR with copies of all such notices to each Approved Manufacturer and proof of delivery thereof to each Approved Manufacturer and (d) in case LICENSEE produced moulds for the manufacturing of the Licensed Products or Promotional Products, LICENSEE will proceed within 3 months following the expiration or termination of this Agreement, with the destruction of the mould-inserts that have served for the realization of the Licensed Product or Promotional Product. By destruction of the mould-insert is meant that the mould-inserts (cavities) are rendered unusable. The destruction shall be the subject of a detailed report drawn up by a writ server and bailiff, in duplicate, one of which must be delivered to LICENSOR free of charge. At least 2 months before proceeding with the destruction LICENSEE will inform LICENSOR of the planned destruction. LICENSOR than has an option, to be exercised within the month of the information of destruction, to buy the moulds and the mould-inserts at a price to be agreed on between the parties. Upon LICENSOR’s request, LICENSEE shall, at all times including upon the expiration or termination of this Agreement, transmit detailed information concerning the moulds created in the application of the Agreement including but not limited to the reference of the Licensed Product corresponding to each mould, the number of Licensed Products manufactured with each mould, more particularly in case of limited editions or collectors, identification of the owner of the moulds, and localization of such moulds. LICENSOR shall be given access to these moulds upon request.

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30.2	Expiration. Upon expiration of the Agreement (but not termination of the Agreement), the following terms shall apply:

30.2.1	If LICENSEE has remaining inventory of the Licensed Products, Promotional Products and packaging related thereto already in stock at expiration or in the process of being manufactured or delivered to LICENSEE, LICENSEE may continue to sell and distribute the same for the sell off period identified in Article 8.1. (“Sell Off Period”), but in no event shall LICENSEE be permitted to sell or distribute Licensed Products, Promotional Products and/or any packaging therefore which, in LICENSOR’s opinion, may (a) damage the reputation or commercial value of any of the Licensed Works and Marks (b) give rise to liability to LICENSOR, or (c) do not comply with the terms of this Agreement. In addition, LICENSEE’s sales during any Sell Off Period shall be limited to fifty percent of the monthly average of the number of Licensed Products and Promotional Products, as applicable, sold during the previous six (6) month period, subject to the terms and conditions herein, including, without limitation, Articles 16, 17, 18, 19, 20, 24, 25.3., 26. In no event shall any Licensed Products, Promotional Products, packaging therefore or holograms be distributed through any discount or liquidation outlets without LICENSOR’s prior written consent.

30.2.2	After the expiration of the Sell Off Period, LICENSEE shall cease all activities pursuant to the Agreement.

30.2.3	Within twenty (20) days of expiration of the Sell Off Period, LICENSEE shall proceed with the destruction of all inventory of the Licensed Products, Promotional Products and packaging therefore, and any other materials bearing any of the Licensed Works and Marks, which may still be in its possession to the exception of the remaining stock of holograms set forth in 30.2.5.; provided, however, LICENSEE may conserve any remaining stock or a part thereof for internal use only with the express prior written consent of LICENSOR. A certification of destruction signed by an independent third party shall be supplied to LICENSOR at no charge to LICENSOR within five (5) days of destruction specifying the types and units of Licensed Products, Promotional Products, packaging and other materials destroyed.

30.2.4	Immediately after expiration of this Agreement, all Confidential Information of LICENSOR (including all whole and partial copies thereof and any materials including any such Confidential Information) and materials delivered to LICENSEE by LICENSOR hereunder shall be returned immediately to LICENSOR at LICENSEE’s expense.

30.2.5	Within thirty (30) days of expiration of the Sell Off Period, LICENSEE shall submit all outstanding Statements of Account and sums due to LICENSOR, LICENSEE shall return to LICENSOR at its own costs the remaining stock of holograms together with a report mentioning the number of holograms ordered pursuant to this Agreement, the number of holograms affixed on the Licensed Product, Promotional Products and packaging therefore sold or otherwise distributed pursuant to this Agreement, the number of holograms affixed to the materials destructed in application of article 30.2.3. and the number of holograms left in stock after expiration of the Sell Off Period

30.3	Termination. Upon termination of the Agreement (but not expiration of this Agreement), the following terms shall apply:

30.3.1	LICENSEE shall cease all activities pursuant to the Agreement.

30.3.2	All Confidential Information of LICENSOR (including all whole and partial copies thereof and any materials including any such Confidential Information) and materials delivered to LICENSEE by LICENSOR hereunder shall be returned immediately to LICENSOR at LICENSEE’s expense, within thirty (30) days of the termination of the Agreement, all Statements of Account shall be submitted to LICENSOR by LICENSEE and LICENSEE shall pay all sums due to LICENSOR under this Agreement, within (60) days of the termination of the Agreement a report mentioning the number of holograms ordered pursuant to this Agreement, the number of holograms affixed on the Licensed Product, Promotional Products and packaging therefore sold or otherwise distributed pursuant to this Agreement, the number of holograms affixed to the materials destructed in application of article 30.3.3. and the number of holograms left in stock after termination of the Agreement shall be submitted to LICENSOR by LICENSEE and LICENSEE shall return the remaining sock of holograms to LICENSOR at its own costs.

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30.3.3	Within thirty (30) days of the termination of the Agreement, LICENSEE shall proceed with the destruction of all inventory of the Licensed Products, Promotional Products and packaging and any other materials bearing any of the Licensed Works and Marks, which may still be in its possession to the exception of the remaining stock of holograms set forth in 30.3.2; provided, however, LICENSEE may conserve any remaining stock for internal use only with the express prior written consent of LICENSOR. A certification of destruction prepared and signed by an independent third party shall be supplied to LICENSOR at no charge to LICENSOR within five (5) days of destruction specifying the types and units of Licensed Products, Promotional Products, packaging and other materials destroyed.

30.3.4	LICENSEE may obtain only by written consent of LICENSOR the right to carry out the manufacture, sales, exploitation or any other operations related to the Licensed Products, Promotional Products or other use of any of the Licensed Works and Marks after the termination of the Agreement.

31	INDEMNITY

31.1	LICENSEE acknowledges that it will have no claims against LICENSOR or any of LICENSOR’s representatives, employees, officers, directors, customers or other licensees for any damage to property or injury to persons arising out of the operation of LICENSEE’s business by it or an Authorized Manufacturer.

31.2	LICENSEE agrees to indemnify, and hold harmless, LICENSOR, SONY, Columbia Pictures Industries, Inc., Sony Pictures Consumer Products Inc., STUDIO PEYO S.A., LAFIG S.A. (Geneva – Switzerland), IMPS S.A. (Genval – Belgium) and the heirs of Peyo, along with the directors, officers, successors, assigns and heirs of the foregoing as applicable, from and against all demands, claims, injuries, losses, damages, actions, suits, causes of action, proceedings, judgments, liabilities and expenses, including attorneys’ fees, court costs and other legal expenses, arising out of or relating to (a) any of the Licensed Products, Promotional Products, packaging therefore and other materials bearing any of the Licensed Works and Marks manufactured, distributed, promoted, or sold by LICENSEE or its Authorized Manufacturers; (b) use of any of the Licensed Works and Marks and holograms by LICENSEE or its Authorized Manufacturers; (c) any breach by LICENSEE of any provision or any warranty provided by LICENSEE in this Agreement or any breach by an Authorized Manufacturer of any provision or any warranty provided by an Authorized Manufacturer in the applicable Manufacturer’s Agreement; or (d) damage to property or injury to persons arising out of the operation of LICENSEE’s business by it or an Authorized Manufacturer. LICENSOR shall promptly notify LICENSEE of any such claim or demand within ten (10) working days of receipt of such claim or demand; provided, however, any delay in providing notice shall not relieve LICENSEE of its indemnification obligation except to the extent the LICENSEE is prejudiced by such delay. No approval by LICENSOR of any action by LICENSEE shall affect any right of LICENSOR to indemnification hereunder.

31.3	LICENSOR warrants that it has the right and power to grant the licenses hereunder, and agrees to indemnify and hold harmless from and against any and all demands, claims, injuries, losses, damages, actions, suits, causes of action, proceedings, judgments, liabilities and expenses, court costs and other legal expenses, against LICENSEE (other than those for which LICENSEE has an obligation to indemnify LICENSOR for as set forth in Article 19.6. and 31.2. above) arising only from third party claims that the use solely of any of the Licensed Works and Marks, as expressly authorized by the terms of this Agreement, infringes or misappropriates the rights of such third party, provided that LICENSEE gives notice to the LICENSOR within ten (10) working days after receipt of each such claim or demand (provided, however, any delay in providing notice shall not relieve LICENSOR of its indemnification obligation except to the extent the LICENSOR is prejudiced by such delay), that the LICENSOR shall have the right to undertake and conduct the sole defense of any such claim or demand (as it determines in its discretion); and that LICENSEE shall not settle any matter without LICENSOR’s prior written consent. LICENSOR’s indemnity does not cover any unapproved modifications or changes made to any of the Licensed Works and Marks, Licensed Products, Promotional Products and/or packaging therefore by LICENSEE; any unauthorized uses of any of the Licensed Works and Marks, Licensed Products, Promotional Products and/or packaging therefore; or any conduct for which LICENSEE is required to indemnify LICENSOR.

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31.4	EXCEPT AS OTHERWISE EXPRESSLY PROVIDED ABOVE, LICENSOR MAKES NO OTHER WARRANTIES, REPRESENTATIONS, OR GUARANTEES, WHETHER EXPRESS OR IMPLIED AND DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS OR GUARANTEES, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, AND NON-INFRINGEMENT, RELATING TO ANY OF THE LICENSED PRODUCTS, PROMOTIONAL PRODUCTS, LICENSED MARKS AND WORKS, LICENSOR’S CONFIDENTIAL INFORMATION, AND OTHERWISE RELATING TO THIS AGREEMENT.

32	NOTICES

Notices provided for herein shall be considered effectively given when sent by Federal Express, United Parcel Service, or DHL to the Parties at their respective addresses set forth in Article 11.1. or such other address as they may designate in writing from time to time, and deemed received as of the date of delivery or when delivery is refused.

33	ASSIGNMENT, TRANSFER, SUBLICENSE, AND DELEGATION

33.1	The rights granted hereunder are personal to LICENSEE, and LICENSEE shall not assign, transfer or sublicense any of its rights under this Agreement or delegate any of its obligations under this Agreement (whether voluntarily, by operation of law, change in control, or otherwise) without LICENSOR’s prior written approval.

33.2	A change in the majority ownership or a material change in the management of LICENSEE shall constitute an assignment of rights under this Section requiring LICENSOR’s prior written approval. A “material change in management” shall mean a change in the ownership of the company and/or the employment of the person indicated Article 11.2. During the Term of this Agreement: (a) LICENSEE shall notify LICENSOR of any changes in majority ownership or changes in management; (b) upon such notification, LICENSOR may require assurances of LICENSEE’s experience, standing in the marketplace, or financial ability to perform under the Agreement and (c) regardless of assurances given, LICENSOR may, upon receiving the notification specified in clause (b), terminate the Agreement if LICENSOR is not satisfied with LICENSEE’s financial ability, standing in the market place, or other factor which may negatively affect LICENSEE’S ability to perform under the Agreement. Failure to provide notice required by this Section shall be considered a material breach and grounds for LICENSOR to terminate the Agreement.

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33.3	Nothing in this Agreement shall prevent LICENSOR from transferring or assigning any of its rights hereunder, and LICENSEE agrees that in such instance, any such transferee or assignee may be substituted for LICENSOR and thereafter succeed to the rights and obligations of LICENSOR under the terms of this Agreement, provided, however, that LICENSEE’S substantive rights and obligations shall not be materially affected thereby.

33.4	All rights and obligations of LICENSOR shall immediately transfer to STUDIO PEYO S.A. upon termination for any reason of the exclusive ownership of exploitation rights by LICENSOR referenced in Recital III. Written Notice by STUDIO PEYO S.A. sent to LICENSEE that STUDIO PEYO S.A. has succeeded to the rights and obligations of LICENSOR shall be irrefutable evidence of the termination of the exclusive ownership of exploitation rights referenced in Recital III. Said transfer shall not otherwise affect the rights and obligations of the Parties to this Agreement.

33.5	LICENSOR shall have the right to designate a third party as its agent to exercise any of LICENSOR’S rights or to perform any of LICENSOR’S obligations under this Agreement.

34	COSTS AND EXPENSES

Unless otherwise expressly specified herein, each Party shall bear and pay all of its respective costs and expenses arising in connection with its performance under this Agreement.

35	INDEPENDENT CONTRACTOR

LICENSEE is an independent contractor and not an agent, partner, joint venturer, affiliate or employee of LICENSOR. No fiduciary relationship exists between the Parties. Neither Party shall be liable for any debts, accounts, obligations, or other liabilities of the other Party, its agents, or employees. LICENSEE shall have no authority to control, obligate or bind LICENSOR in any manner. LICENSOR has no proprietary interest in LICENSEE and has no interest in the business of LICENSEE, except to the extent set forth in this Agreement. LICENSEE cannot exercise, over any of the SMURF Trademarks and /or SMURF Works, any right, title or claim, except to the extent set forth in this agreement, in its capacity as LICENSEE.

36	SEVERABILITY

If any provision of this Agreement shall be determined to be illegal or unenforceable by any court of law or any competent government or other authority, the remaining provisions shall be severable and enforceable in accordance with their terms so long as this Agreement without such terms or provisions does not fail of its essential purpose or purposes. The Parties will negotiate in good faith to replace any such illegal or unenforceable provision or provisions with suitable substitute provisions which maintain the economic purposes and intentions of this Agreement.

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37	SURVIVAL

Without limitation, LICENSEE’s obligations and agreements under Articles 16, 17, 20.2., 20.4., 30, 31, 32, 34, 35, 36, 37, 38, 39, 40 shall survive the termination or expiration of this Agreement.

38	TREATMENT OF CONFIDENTIAL INFORMATION

38.1	Each Party hereto shall maintain the Confidential Information of the other Party in confidence,

and shall not permit access to, disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to perform, the terms of this Agreement, and hereby agrees to exercise reasonable precautions to prevent and restrain the unauthorized access, disclosure and use (except to the extent required to use or distribute Licensed Products, Promotional Products and packaging therefore) of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, sub licensees, or agents.

38.2	Notwithstanding the foregoing, a Party may disclose Confidential Information of the other Party, without the other Party’s prior written consent, (i) to its current and future officers, directors, and employees on an as needed basis so long as such officers, directors, and employees are subject to written obligations requiring that they maintain such information as confidential and to not further disclose such information; (ii) to legal, financial, accounting or other similar advisors for the limited purpose of providing legal, financial, accounting or other similar services to the disclosing Party so long as such advisors are subject to written obligations requiring that they maintain such information as confidential and to not further disclose such information; or (iii) as required by law, regulation or a court; provided, however, if a Party is required by law, regulation or a court to disclose any Confidential Information of the other Party, the required disclosing Party shall promptly provide the other Party with notice of the required disclosure and reasonably assist the other Party in its attempts to obtain confidential treatment of such information.

39	DISPUTE RESOLUTION DISPUTE RESOLUTION

39.1	Informal Dispute Resolution. The Parties shall attempt to settle any dispute or issue between them relating to this Agreement amicably and agree to exercise their best efforts to resolve the dispute or issue prior to initiating any formal proceeding in accordance with the terms and conditions of this Agreement. Either Party may give the other Party written notice of the existence of a dispute or issue, including a description of the dispute or issues and a proposed resolution thereof. Designated representatives of both Parties with the closest responsibility for implementing this Agreement shall attempt to resolve the dispute or issue within fifteen (15) working days after receipt of such notice. If those designated representatives cannot resolve the dispute or issue, the Parties shall meet, as mutually agreed between the Parties (and such meeting may be in person, via telephone or other means), and describe the dispute or issue, and their respective proposals for resolution to their respective Chief Operating Officer or another designated person with comparable authority who shall act in good faith to resolve the issue or dispute. If the dispute or issue is not resolved within ten (10) working days after such meeting, either Party may institute arbitration pursuant to Section 27.2 by delivering a notice of arbitration to the other party (“Notice of Arbitration”). Nothing in this clause (or Articles 39.2. and 39.3.) shall be construed to extend any period within which a Party is required to cure any breach (including, without limitation, any such period set forth in Article 29), to prevent any Party from terminating this Agreement in the event such a breach is not timely cured, or to preclude any Party from commencing arbitration if said negotiations do not reach a resolution within thirty (30) days after written notice of the dispute or issue.

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39.2	Arbitration. In the event the Parties cannot reach an amicable settlement through the informal dispute resolution process set forth in Article 39.1., the Parties agree that any dispute or issue arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by binding arbitration. The Parties elect to have the any and all disputes be governed in accordance with the International Arbitration Rules of the American Arbitration Association. This agreement to arbitrate shall be binding upon the Parties, their principals, successors, assigns and Affiliates. The dispute shall be decided by a tribunal of three (3) neutral arbitrators. Each Party shall appoint an arbitrator, obtain its appointee’s acceptance of such appointment, and deliver written notification of such appointment and acceptance to the other Party within thirty (30) days after delivery of the Notice of Arbitration. The two appointed arbitrators shall jointly appoint the third arbitrator, obtain the appointee’s acceptance of such appointment and notify the Parties in writing of such appointment and acceptance within thirty (30) days after their appointment and acceptance. The third arbitrator shall serve as the chairperson of the tribunal. The arbitration award shall be based on and accompanied by a written opinion containing findings of fact and conclusions of law. The governing law provision of this Agreement shall apply. After the arbitrators are selected, they shall have sole jurisdiction to hear such applications, except that the Parties agree that any measures ordered by the arbitrator may be immediately and specifically enforced by a court otherwise having jurisdiction over the Parties. The Parties hereto agree that the arbitration award shall be final and binding upon the Parties hereto, and that judgment on the arbitration award may be entered in any court, including as set forth in Article 40.3. or any court in any country worldwide having jurisdiction thereof in order to enforce the arbitration award. Service of process in any action arising out of or relating to this Agreement may be served on any Party to this Agreement anywhere in the world by delivery in person against receipt or by registered or certified mail, return receipt requested, and each Party waives any right to challenge such service. THE ARBITRATION TRIBUNAL IS SPECIFICALLY DIVESTED OF ANY POWER TO AWARD ANY DAMAGES IN THE NATURE OF PUNITIVE, EXEMPLARY, OR STATUTORY DAMAGES IN EXCESS OF COMPENSATORY DAMAGES, OR ANY FORM OF DAMAGES IN EXCESS OF COMPENSATORY DAMAGES. The place of arbitration shall be Los Angeles, California, United States of America. The arbitration shall be conducted in the English language. All submissions shall be made in English or with a certified English translation. Witnesses may provide testimony in a language other than English, provided that a simultaneous English translation is provided. No Party may institute litigation concerning a dispute or issue relating to this Agreement until the informal dispute resolution process and arbitration has been completed unless, and to the extent that, doing so is necessary to avoid irreparable harm to the initiating Party. To the fullest extent permitted by law, all dispute resolution proceedings shall be maintained in confidence by the Parties.

39.3	Payment Disputes. The procedures set forth in Articles 39.1. and 39.2. shall not apply to any dispute or issue relating to the failure to timely pay a Royalty or other monies (a “Payment Dispute”). Instead, in the event of a Payment Dispute, either Party may give the other Party written notice of the existence of such Payment Dispute. The Parties shall attempt to settle such Payment Dispute amicably and agree to exercise their commercially reasonable efforts to resolve the Payment Dispute. Designated representatives of both Parties shall attempt to resolve the Payment Dispute within ten (10) days after receipt of such notice. If those designated representatives cannot resolve the Payment Dispute within such period, then, without limiting any other rights or remedies, Licensor shall be permitted to take such additional actions as it deems necessary to resolve such Payment Dispute and collect the unpaid Royalty or other monies, including, without limitation, terminating this Agreement and/or providing authority to one or more third parties (including, but not limited to, a debt collection agency) to collect such unpaid Royalty or other monies and to initiate a formal proceeding in connection therewith.

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40	MISCELLANEOUS

40.1	Captions. The captions for each Section have been inserted for the sake of convenience and shall not be deemed to be binding upon the Parties for the purpose of interpretation of this Agreement.

40.2	Integration and Amendment of Agreement. This Agreement forms the entire agreement between the Parties with respect to the subject matter of this Agreement, supersedes any and all prior and contemporaneous negotiations, understandings, or agreements in regard to such subject matter and is intended as a final expression of their Agreement. With the exception of the addition of new SMURF Trademarks, SMURF Works, Licensed Products or Promotional Products pursuant to Article 23, this Agreement may be amended, novated or modified only by written instrument expressly referring to this Agreement, setting forth such amendment and signed by LICENSOR and LICENSEE.

40.3	Exclusive Jurisdiction. Subject to Article 39, the Parties agree that any legal action or proceeding with respect to this Agreement shall be exclusively brought in the United States District Court for the Eastern District of California; provided, however, if such court does not have jurisdiction in a particular matter, then such matter shall be exclusively brought in the California Superior Court located in Los Angeles California. LICENSEE consents to the personal jurisdiction of such courts, agrees to accept service of process by mail and hereby waives any jurisdictional or venue defenses otherwise available to it.

40.4	Remedies. LICENSEE acknowledges that any breach or threatened breach of any of LICENSEE’s covenants in this Agreement relating to the Licensed Marks and Works will result in immediate and irreparable damage to LICENSOR and to the rights of any subsequent LICENSEE of LICENSOR. LICENSEE acknowledges and admits that there is no adequate remedy at law for failure to cease such activities, and LICENSEE agrees that in the event of such breach or threatened breach, LICENSOR shall be entitled to seek injunctive and equitable relief and such other relief as any court with jurisdiction under this agreement may deem just and proper without the posting of any bond.

40.5	Attorneys’ Fees. If LICENSOR or LICENSEE brings any legal action or other proceeding to interpret or enforce the terms of this Agreement, then, to the full extent legally permissible, the prevailing Party to any such action or proceeding shall be entitled to recover reasonable attorney’s fees and any other costs incurred, in addition to any other relief to which it is entitled.

40.6	Interpretation. The Parties agree that each Party and its counsel has reviewed this Agreement and the normal rule of construction that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement. The Parties agree that the English translation of this Agreement shall be the controlling translation.

40.7	Waiver. The failure of LICENSOR to insist in any one or more instances upon the performance of any term, obligation, or condition of this Agreement by LICENSEE or to exercise any right or privilege herein conferred upon LICENSOR shall not be construed as thereafter waiving such term, obligation, or condition, or relinquishing such right or privilege, and the acknowledged waiver or relinquishment by LICENSOR of any default or right shall not constitute waiver of any other default or right. No waiver shall be deemed to have been made unless expressed in writing, and then, only to the extent as expressly waived in such writing.

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40.8	Time of the Essence. Time is of the essence with respect to the obligations to be performed under this Agreement.

40.9	Rights Cumulative. Except as expressly provided in this Agreement, and to the extent permitted by law, any remedies described in this Agreement are cumulative and not alternative to any other remedies available at law or in equity..

40.10	Further Assurances. Each Party hereby agrees to take or cause to be taken such further actions to execute, deliver and file or cause to be executed, delivered and filed such further instruments, documents and agreements, and will obtain such consents or waivers, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

40.11	Force Majeure. In cases of war conditions, fire, flooding, labor strikes in the factory of LICENSEE or in the factory of those manufacturing items necessary for the manufacture of the Licensed Products, or in the event of a decree issued by a governmental authority, or in any circumstances beyond the control of one of the Parties which prevents it from fulfilling its obligations, the Party prevented shall not be held liable and shall be exempt from the payment of any compensation to the other Party, while such conditions prevail, and for two (2) months thereafter.

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LICENSEE acknowledges that the Agreement shall come into force and become legally binding once duly executed by all signatory parties.

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by their authorized representatives on the dates indicated below.

The LICENSOR		The LICENSEE
LAFIG Belgium s.a.		SRM ENTERTAINMENT INC

By:	/s/ Brigitte Ickmans	By	/s/ Taft Flittner
Name:	Brigitte Ickmans	Name:	Taft Flittner
	CEO	Title:	President
Date	28 July 2022	Date:	25 July 2022

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SCHEDULE A

Smurf Works: The Smurf Works consist of any and all existing Smurfs characters (as well as any non-Smurfs characters associated therewith), names, characteristics/traits, mythologies, stories, visualizations, environments, styles etc. created by the original author Pierre Culliford or under his control or by or under the control of his heirs, successors or assigns in and to which LICENSOR has rights, regardless of where any of same may have been physically expressed (e.g., books, any other published products, films (whether theatrical or television), television episodes, merchandise or any other licensed product.

Licensed Works do not consist of any and all Smurfs characters (as well as any non-Smurfs characters associated therewith), names, characteristics/traits, mythologies, stories, visualizations, environments, styles etc… which do not exist at the date of this agreement, except for new visualizations of the existing Smurfs characters (as well as any existing non-Smurfs characters associated therewith) and/or visualizations of new Smurfs characters, appearing during the term of this agreement in LICENSOR’s online artwork bank, in so far these new visualizations can be used by LICENSEE according to ARTICLE 2.1. ARTWORK USE REQUIREMENTS.

A number of copyrights in the foregoing Licensed Works in which LICENSOR has rights are registered at the US Copyright Office in the name of Peyo, Pierre Culliford or STUDIO PEYO S.A.

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SCHEDULE B

Part 1: SMURF TRADEMARKS

The Licensed Marks include all trademarks, if any, in and to the existing Smurfs characters (as well as any non-Smurfs characters associated therewith) as of the Effective Date and the names of such characters, which are registered in the USA or elsewhere worldwide in the name of STUDIO PEYO S.A., Pierre Culliford and/or IMPS S.A. and which are for the trademark class(es) which include de Licensed Products.

Part 2: LICENSED MARKS

Unless otherwise specified in Article 12 of the specific conditions, the Licensed Marks are limited to:

For USA:

For Canada:

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SCHEDULE C

CODE OF CONDUCT

Ethical Standard: Our partner companies must conduct their business in a manner consistent with the highest ethical standards and know that this contributes directly to our corporate reputation and the collective success of LICENSOR (the “Company”).

Child Labor: Our partner companies may not use child labor which is defined as anyone under the age of 14, or under the age interfering with compulsory schooling, or under the minimum age established by applicable law, whichever is greater.

Involuntary Labor: Our partner companies shall not use any forced or involuntary labor including persons in prison, bonded, indentured or otherwise.

Coercion and Harassment: Our partner companies will show respect to all employees. Lack of respect would include threats of violence, and other forms of physical, psychological, verbal and sexual harassment or abuse.

Nondiscrimination: Our partner companies shall maintain current policies regarding discrimination based on race, religion, age, sex, nationality, social or ethnic origin, sexual orientation, political opinion or disability. These policies are to include nondiscriminatory employment practices concerning salary, benefits, advancement, discipline, termination, or retirement based on the above mentioned personal attributes of an employee.

Citizenship: Our partner companies shall require proof of citizenship or immigration status upon employment and will employ only those legally eligible for work.

Association: Our partner companies will allow the employees to associate, organize and bargain collectively in a lawful and peaceful manner, without penalty or interference.

Employee Health and Safety: Our partner companies will provide a safe and healthy environment for all employees. This environment must comply with all state, federal, or country safety regulations and codes, including fire and health codes.

Product Safety: Our partner companies will manufacture all licensed merchandise in compliance with all applicable health, safety and labeling laws, regulations and standards, and shall voluntarily recall and be solely responsible for any and all licensed merchandise that is not in compliance with any such applicable laws, regulations and standards.

Compensation: Our partner companies will comply with all wage and hour laws and regulations, including minimum wage, overtime, maximum hours, piece rates and other issues involved with compensation, including providing legally mandated benefits. Overtime pay will be regulated by allowances given by local law. If local law doesn’t regulate the number of hours an employee can work in a week including pay for overtime hours, the employee will not be paid less than their minimum wage and will not work more than 60 hours per week. All employees will be entitled to at least one day off per seven-day period.

Local Standards: Where local industry standards are higher than legally required, we expect our partner companies to meet the higher standards.

Protection of the Environment: Our partner companies will comply with all applicable environmental legal requirements and observe environmentally conscious practices in all locations that the partner company operates.

Other Laws: In addition to the above, our partner companies are expected to comply with any and all laws and regulations, including those affecting the manufacturing, pricing, sales, and the domestic and international importation and distribution of products.

Subcontracting: Our partner companies will not use any subcontractors to produce licensed merchandise without written consent from our Company including a signed copy of the Code of Conduct.

Monitoring and Compliance: Our partner companies will authorize our Company and any monitoring agency employed by our Company to confirm compliance of the Code of Conduct. This will also include unannounced onsite inspections of facilities and all records relating to compliance with the Code of Conduct.

Conflict of Interest: Our partner companies may not give Company employees a gift of value in excess of $25.00US, and may not bribe foreign officials to benefit our Company or its business.

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LICENSEE acknowledges that the Agreement shall come into force and become legally binding once duly executed by all signatory parties.

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by their authorized representatives on the dates indicated below.

The LICENSOR		The LICENSEE
LAFIG Belgium s.a.		SRM ENTERTAINMENT INC

By:	Brigitte Ickmans	By:	/s/ Richard Miller
Name:	Brigitte Ickmans	Name:	Richard Miller
	CEO	Title:	CEO
Date	28 July 2022	Date:	July 28, 2022

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